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                                                                    EXHIBIT 10.8













                          AGREEMENT TO BUILD AND LEASE

                                     BETWEEN

                        ORCHID APARTMENTS PRIVATE LIMITED
                               (An Indian company)

                                       AND


          MANHATTAN ASSOCIATES INDIA DEVELOPMENT CENTRE PRIVATE LIMITED
                               (An Indian company)


                            DATED: NOVEMBER 19, 2004

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                                  CONTENTS PAGE



    SERIAL NO.                     DESCRIPTION                       PAGE NO.


        1.                 Construction of the Building                  5

        2.            Conditions Precedent to this Agreement             7

        3.            Conditions Precedent to the Lease Deed             8

        4.                Representations and Warranties                12

        5.                             Term                             14

        6.                           Notices                            14

        7.                     Assignments and Sale                     14

        8.          Protection of Intellectual Property Rights          15

        9.                       Additional Space                       15

       10.                          Insurance                           16

       11.                Governing Law and Arbitration                 17

       12.                    Real Estate Commission                    17

       13.                           General                            18

       14.                        Signature Page                        19

       15.                          Schedules                           20



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                               LIST OF DEFINITIONS



     DEFINED TERM                             SECTION                   PAGE

Acceptance Certificate                          1.5                      6
Adjudicator                                     1.6                      7
Advance                                         1.3                      5
Agreement                                Opening Paragraph               4
Building                                     Recital B                   4
CBRE                                           12.1                      17
Certificate                                   3.2(h)                     9
Conditions                                      2.1                      7
Conditions Precedent                            3.3                      8
Consent Certificate                             2.1                      7
Cure Period                                     1.5                      6
Dispute                                        11.2                      17
Effective Date                                  2.1                      7
Expansion Plot                                  9.3                      16
Expansion Premises                              9.2                      15
Fit-Out Commencement Date                     3.5(a)                     10
Installments                                  1.4(b)                     6
KIADB                                        Recital A                   4
KSPCB                                         3.3(e)                     9
Land                                         Recital A                   4
Lease Commencement Date                         3.1                      8
Lease Deed                                      1.3                      5
Lessee                                   Opening Paragraph               4
Lessor                                   Opening Paragraph               4
Loss                                            3.6                      12
Notice                                          1.5                      7
Offer                                           7.3                      15
Parties                                  Opening Paragraph               4
Party                                    Opening Paragraph               4
Premises                                     Recital C                   5
Project Architect                               1.5                      6
Rejection Certificate                           1.5                      6
Satisfaction Certificate                        3.4                      10
Signature Date                           Opening Paragraph               4
Specifications                               Recital D                   5



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                                LIST OF SCHEDULES


                                    SCHEDULES

                       Schedule I- Description of the Land

                    Schedule II- Description of the Building

                    Schedule III- Description of the Premises

                           Schedule IV- Specifications

                   Schedule V- Benchmarks and Payment Schedule

                             Schedule VI- Lease Deed

                   Schedule VII- Scope of Maintenance Services

                       Schedule VIII- Consent Certificate

                      Schedule IX- Satisfaction Certificate

                       Schedule X- Schedule of Competitors



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                          AGREEMENT TO BUILD AND LEASE


This Agreement to Build and Lease (this "AGREEMENT") is made and executed on this the 19th day of November, 2004 (the "SIGNATURE DATE") at Bangalore.

BETWEEN

I. M/s. Orchid Apartments Private Limited, a company incorporated in accordance with the provisions of the [Indian] Companies Act, 1956, with its registered office at No. 10, Vittal Mallya Road, Bangalore 560 001 (hereinafter referred to as the "LESSOR" which expression shall mean and include its successors and permitted assigns) and represented herein by its authorised signatory Shri. B M Jayeshankar of the One Part

AND

II. M/s. Manhattan Associates India Development Centre Private Limited, a company incorporated in accordance with the provisions of the [Indian] Companies Act 1956, with its registered office at Unit No.2, Level 2, Explorer Building, ITPL, Whitefield Road, Bangalore 560 066 (hereinafter, referred to as the "LESSEE" which expression shall mean and include its successors and permitted assigns) and represented by its authorised signatory Shri. Srinivasan Raghavan of the Other Part.

The Lessor and the Lessee are also referred to as the "PARTY" in the singular and as the "PARTIES" in the collective.

WHEREAS:

A. The Lessor represents that it is in sole and absolute possession of land measuring approximately one hundred and eight thousand nine hundred (108,900) square feet in Plot Nos. 170, 171 and 172, EPIP Zone, Whitefield, Bangalore 560 066 (hereinafter referred to as the "LAND", more fully described in Schedule I of this Agreement and by this reference made a part hereof) and enjoys right, title and interest over the Land by virtue of a Lease cum Sale Agreement executed between the Lessor and the Karnataka Industrial Areas Development Board ("KIADB");

B. The Lessor will construct a building measuring approximately eighty thousand (80,000) square feet of Built Up Area (defined below in Section 1.2), consisting of a ground floor plus three (3) floors, on the Land (the "BUILDING", more fully described in Schedule II of this Agreement, and by this reference made a part hereof);

C. The Lessor has agreed to lease the ground, first and second floors of the Building admeasuring approximately sixty thousand (60,000) square feet of Built Up Area along with cafeteria space and provision for training rooms and gymnasiums admeasuring


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         approximately seven thousand two hundred (7,200) square feet on the terrace of the Building (the "PREMISES", more fully described in Schedule III of this Agreement and by this reference made a part hereof) to the Lessee, in accordance with the terms and conditions of this Agreement;

D. The Lessor represents that the Building shall be built in accordance with the specifications contained in Schedule IV (the "SPECIFICATIONS") to this Agreement, and by this reference made a part hereof; and

E. The Parties agree and undertake that they shall abide by the terms, conditions and stipulations contained in this Agreement and therefore agree to sign this Agreement confirming their commitment and intention.

NOW THEREFORE in consideration of the promises and covenants herein set forth and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1.       CONSTRUCTION OF THE BUILDING.

1.1 Description. The Lessor agrees that the Premises will be constructed in adherence to the Specifications and the Drawings (as defined in Schedule IV). The common areas of the Land and Building (which include the basement areas, staircases, elevators, open spaces in the Land and Building) shall also be constructed in accordance with the Specifications and the Drawings. Any variation in the construction of the Building from the Specifications and the Drawings shall only be effective if mutually agreed to by the Parties.

1.2 Built Up Area. The term "Built Up Area" shall mean the total area of the Building including the main entrance lobby, lift lobby, shafts, staircase, D.G. room, electrical room, lift machine room, and passenger and service lift cores, excluding external atriums, basement parking areas, all unenclosed areas, and the terrace area.

1.3 Advance. The Lessee agrees to pay the Lessor a cumulative sum of Rupees Two Crore Nineteen Lakhs Sixty Thousand Only (Rs. 2,19,60,000/-) (the "ADVANCE") as an Advance under this Agreement. The Parties further agree that on the execution and registration of the lease deed (the "LEASE DEED") for the Premises, the Advance shall be treated as the interest free refundable security deposit payable by the Lessee under the Lease Deed.

1.4 Payment of Advance. The Parties agree that the Advance shall be paid by the Lessee to the Lessor in the following manner and as defined in
         Schedule V of this Agreement:

         (a) The Lessee shall pay a sum of Rupees Eighteen Lakhs Thirty Thousand Only (Rs. 18,30,000/-) by demand draft to the Lessor on the date of execution of this Agreement; and


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         (b)      The balance of the Advance shall be paid by the Lessee to the
                  Lessor in installments (the "INSTALLMENTS") on:

                  (i) the achievement of mutually agreed benchmarks as described in Schedule V; and

                  (ii) the issuance of the Acceptance Certificates (as defined in Clause 1.4).

         It is hereby clarified that the Parties agree that the Installments shall be paid by the Lessee to the Lessor as follows:

         (a) Upon completion of the basement roof slab and ground floor roof slab of the Building: Rupees Fifty Lakhs Thirty Two Thousand Five Hundred Only (Rs. 50,32,500/-);

         (b) Upon completion of the first floor roof slab, the second floor roof slab and the third floor roof slab of the Building:
                  Rupees Fifty Lakhs Thirty Two Thousand Five Hundred Only (Rs. 50,32,500/-);

         (c) Upon completion of the construction of the Building, production of the occupancy certificate and issuance of the Acceptance Certificate: Rupees Fifty Lakhs Sixty Five Thousand Only (Rs. 50,65,000); and

         (d) On the execution and registration of the Lease Deed: Rupees Fifty Lakhs Only (Rs. 50,00,000/-).

1.5 Acceptance Certificate. The Lessor shall issue a written notice of completion (the "NOTICE") to the Lessee on the achievement of each mutually agreed benchmark as described in Schedule V, supported by the certificate of M/s Thomas Associates, Bangalore (the "PROJECT ARCHITECT"). The Lessee shall within seven (7) days from the receipt of the Notice, inspect the completed benchmark and issue either (i) a certificate of acceptance, accepting the achievement of the particular benchmark (the "ACCEPTANCE CERTIFICATE"); or (ii) a certificate of rejection, rejecting the achievement of the particular benchmark and recording its reasons which shall be reasonably sufficient to prove the grounds for such rejection (the "REJECTION CERTIFICATE"). Failure to inspect and issue an Acceptance Certificate or a Rejection Certificate within fourteen (14) days from the date of receipt of the Notice shall be construed as a deemed acceptance of the Notice and the Lessee shall be liable to pay the Lessor the applicable Installment. In the event the Lessee issues a Rejection Certificate, the Lessor shall have fourteen (14) days from its receipt to cure the defects detailed in the Rejection Certificate (the "CURE PERIOD"). In the event the defects detailed by the Lessee in the Rejection Certificate are not cured to the sole satisfaction of the Lessee and the Project Architect within the Cure Period, the Parties and the Project Architect shall meet to discuss whether the Cure Period for rectifying the defect should be extended. Within one (1) day from the date of such meeting, the Lessee shall at its sole option, notify the Lessor as to whether the Lessee will extend the Cure Period or will exercise its right to terminate this Agreement in accordance with the provisions of this Agreement. The Lessee shall pay the Installments within seven (7) days from the date on which the relevant Acceptance Certificate has been issued.


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1.6      Disputes. Notwithstanding the provisions of Clause 11 of this
         Agreement, if any dispute arises between the Parties under Clause 1.5 above, the dispute shall be adjudicated by one (1) neutral third party architect (the "ADJUDICATOR") mutually agreed upon by the Parties, whose decision would be final and binding on the Parties. The Lessor undertakes that during the pendency of any dispute under this Clause
         1.6 it shall not suspend constructing the Building in accordance with the Specifications and the mutually agreed benchmarks.

1.7 Inspection. Subject to complying with applicable security and safety requirements and at its own risk, commencing from the Effective Date, the Lessee shall have the right to inspect the Land and the construction of the Building at all times without requiring to provide any notice to the Lessor.

2.       CONDITIONS PRECEDENT TO THIS AGREEMENT.

2.1 Effective Date. The Parties agree that this Agreement shall come into force within seven (7) days from the date (the "EFFECTIVE DATE") on which the Lessee issues a written Certificate of Consent (the "CONSENT CERTIFICATE") certifying that the conditions described in Clause 2.2 (the "CONDITIONS") of this Agreement have been satisfied to the complete and sole satisfaction of the Lessee.

2.2 Conditions. The Parties agree that the execution of this Agreement is conditional on the satisfaction (as provided for in Clause 2.3 of this Agreement), or the waiver (such waiver to be expressed on a written instrument signed by the authorised representative of the Lessee) of the following Conditions:

         (a) The completion of a property due diligence that shall be carried out by the Lessee to ascertain the title and status of the Land. The property due diligence shall be based on the documents and the title certificate provided to the Lessee by the Lessor; and

         (b) The Lessor shall submit the Drawings of the Building to the Lessee and the Lessee shall approve or reject the Drawings in writing, within seven (7) days from the date of receipt of the Drawings from the Lessor. In the event the Lessee rejects the Drawings it shall state the reasons for rejecting the Drawings and the Lessor shall submit revised and corrected Drawings to the Lessee. The Lessee shall approve or reject the revised Drawings in writing, within seven (7) days from the date of receipt of the revised Drawings from the Lessor.

         The Conditions described in Clause 2.2 above shall be satisfied on the date when the Lessee issues a duly executed Consent Certificate to the Lessor stating that the Conditions have been satisfied. The Consent Certificate shall be in the form and substance as provided for in
         Schedule VIII to this Agreement.


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2.3      Satisfaction of Conditions. The Parties agree that the Conditions described in Clause 2.2 above shall be satisfied by the Lessor within thirty (30) days from the Signature Date, unless otherwise agreed by the Lessee in writing. It is hereby clarified that the Parties agree that subject to any delays attributable to the Lessee, if the Conditions described in Clause 2.2 above are not satisfied within thirty (30) days from the Signature Date, this Agreement shall expire with immediate effect and the Lessor shall forthwith and without demur refund all the amounts paid by the Lessee towards the Advance.

2.4 Absolute Ingress and Egress Rights.The Lessor hereby agrees that the Lessee shall have absolute ingress and egress rights to the ground and first floors of the Building for the purpose of planning and conducting its fit-outs, commencing on or before January 8, 2005. The Parties hereby agree that consequent to such rights being granted to the Lessee, the Lessor shall make reasonable attempts not to impede the Lessee in the carrying out of its fit-outs on the ground and first floor of the Building and the Lessee shall make reasonable attempts not to impede the Lessor in its construction of the Building.

3.       CONDITIONS PRECEDENT TO THE LEASE DEED.

3.1 Lease Commencement Date. The Parties hereby agree that the lease commencement date for the purposes of this Agreement and the Lease Deed (the "LEASE COMMENCEMENT DATE") shall be May 15, 2005.

3.2 Execution of the Lease Deed. The Parties agree that within fifteen (15) days of the Lessee issuing the Satisfaction Certificate (as defined in Clause 3.4 of the Agreement), the Parties shall execute and duly register the Lease Deed recording the terms of the lease of the Premises by the Lessor to the Lessee. The Parties agree that the terms and conditions of the Lease Deed shall be in the same material form and substance as the terms and conditions of the lease deed contained in
         Schedule VI to this Agreement. It is hereby clarified that under no circumstances would the Lease Deed be amended or modified in such a manner as would derogate, prejudicially affect, or in any way dilute the rights provided to the Parties in Schedule VI except through an instrument executed by both Parties in writing. The Parties further agree that on the execution of the Lease Deed, the Advance paid by the Lessee under this Agreement shall be treated as the interest free refundable security deposit under the Lease Deed. It is hereby specifically clarified that the terms and conditions contained in
         Schedule VI of this Agreement form a part of this Agreement and are binding on the Parties.

3.3 Conditions Precedent. The Parties agree that the execution of the Lease Deed is conditional on the satisfaction (as provided for in Clause 3.3 of this Agreement), or the waiver (such waiver to be expressed on a written instrument signed by the authorised representative of the Lessee) of the following conditions (the "CONDITIONS PRECEDENT"):


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         (a)      The Lessor obtains applicable statutory approvals for the use of the Building by the Lessee including the Occupancy Certificate for the Building;

         (b) The Building and the Premises are constructed in adherence to the Drawings and the Specifications;

         (c) The common areas of the Building and the Land should be in accordance with the Specifications;

         (d) The Lessor obtains absolute, sole, registered and beneficial title to the Land and Building;

         (e) The Lessor obtains applicable approvals and permission from the Karnataka State Pollution Control Board ("KSPCB") to use and operate the diesel generators and the sewerage treatment plant that are installed/constructed on the Land;

         (f) On the Fit Out Commencement Date the Premises should be handed over to the Lessee in a water tight, clean and clear condition with tapping points for all major service installations, including the provision of tapping points for power, water and HVAC facilities for the entire Building (provided that the Lessor shall not be required to provide for the connection of chillers in working condition to the HVAC infrastructure), broadband infrastructure terminating in a central mechanical room in the Building (provided that the Lessor shall not be required to provide actual broadband connectivity) and such other cabling as the Lessee requires for its business purposes;

         (g) The final and exact Built Up Area of the Premises that will be leased by the Lessee is identified and agreed upon by the Parties. It is further clarified that the Advance shall be adjusted in accordance with the exact Built Up Area of the Premises that is identified and agreed upon by both the Parties. Any increase or decrease in the Advance shall be adjusted against the last Installment payable by the Lessee to the Lessor on the issuance of the final Acceptance Certificate;

         (h) By January 7, 2005 or such other date as is agreed upon by the Lessee in writing, the Lessor shall provide the Lessee with a certificate or such other document (the "CERTIFICATE") issued by the KIADB granting the Lessor the permission to lease the Building to the Lessee; and

         (i) The Lessee issues the final Acceptance Certificate corresponding to the final benchmark contained in Schedule V to this Agreement.


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3.4      Satisfaction Certificate. The Conditions Precedent shall be satisfied on the date, when the Lessee issues a duly executed certificate to the Lessor stating that the Conditions Precedent have been satisfied (the "SATISFACTION CERTIFICATE"). The Satisfaction Certificate shall be in the form and substance as provided for in Schedule IX to this Agreement.

3.5 Failure to satisfy Conditions Precedent. In the event the Conditions Precedent are not fulfilled within the time period specified in this Clause, the Lessor agrees that the Lessee shall enjoy the following rights:

         (a) If the Premises, including the completed warm shell and the entire base building with glass curtain, is not handed over to the Lessee for commencement of fit outs by March 15, 2005 (the "FIT-OUT COMMENCEMENT DATE"), the Lessor shall provide the Lessee with (i) three (3) days' rent free period for every day's delay between March 16, 2005 and March 31, 2005; and
                  (ii) six (6) days' rent free period for every day's delay is beyond April 1, 2005. If the delay in the Fit Out Commencement Date extends to a date beyond April 15, 2005, the Lessee shall have the right to terminate this Agreement with immediate effect;

         (b) If all the Conditions Precedent are not satisfied by April 15, 2005, the Lessor shall provide the Lessee with (i) three (3) days' rent free period for every day's delay between May 1, 2005 and May 15, 2005; and (ii) six (6) days' rent free period for every day's delay beyond May 16, 2005. If the delay in fulfilling all the Conditions Precedent extends to a date beyond May 30, 2005, the Lessee shall have the right to terminate this Agreement with immediate effect. In the event the Lessee exercises its right to terminate this Agreement as provided for in this Clause 3.5, the Lessor shall within seven
                  (7) days from the date of termination of this Agreement repay all Installments or any part of the Advance paid till such date; and

         (c) Notwithstanding any of the provisions of this Agreement, in the event the Lessor fails to provide the Lessee with the Certificate by January 7, 2005 or such date as may be agreed upon and extended by the Lessee in writing, the Lessor shall:

                  (i) Pay the Lessee a sum of Rupees One Crore Only (Rs.1,00,00,000/-) as liquidated damages to compensate the business and other losses suffered by the Lessee. The Parties acknowledge that the sum of Rupees One Crore Only (Rs.1,00,00,000/-) payable as liquidated damages has been quantified after reasonably estimating the business and other losses that the Lessee would suffer on account of the breach of the condition set out in Clause 3.3(h) above; and


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                  (ii)     At no cost whatsoever, obtain for the Lessee the
                           lease of an international standard office premises suitable for an IT/ITES operation and measuring approximately sixty thousand (60,000) square feet of Built Up Area in the Whitefield EPIP area by February 15, 2005. The terms and conditions governing the lease of such property shall be similar to the terms and conditions contained in this Agreement and the Lease Deed; or

                  (iii) In the event the Lessor is not able to obtain office space to lease to the Lessee in the Whitefield EPIP Area by March 15, 2005, at no cost whatsoever, obtain for the Lessee the lease of an international standard office premises suitable for an IT/ITES operation and measuring sixty thousand (60,000) square feet of Built Up Area in any other area in Bangalore by March 15, 2005. The terms and conditions governing the lease of such property shall be similar to the terms and conditions contained in this Agreement and the Lease Deed, except as regards the rent payable to the Lessor.

         It is hereby clarified that the rent-free periods provided in Clauses
         (a) and (b) above shall take effect after the completion of the two (2) month Rent Free Period provided in the Lease Deed.

3.6 Other Grounds for Termination. The Lessee may terminate this Agreement by providing the Lessor with thirty (30) days' prior written notice of termination on the occurrence of any of the following events:

         (a) Any of the representations, warranties and assurances provided by the Lessor in Clause 4 of this Agreement are false and untrue or are found to be false and untrue during the term of this Agreement;

         (b) The Lessor fails to cure any breach of the provisions of this Agreement;

         (c) The Lessor transfers, sells or alienates the Land and/or the Building and the Premises, without reserving the rights of the Lessee in terms of this Agreement; or

         (d) The Lessor is dissolved in accordance with applicable bankruptcy law, or a petition for dissolution of the Lessor is admitted by a court of competent jurisdiction.

3.7 Consequences of Termination. The Lessor shall within seven (7) days from the date of termination of this Agreement repay all Installments or any part of the Advance hereunder paid to the Lessor prior to such date of termination along with all capital expenditure, attorney and project management fees, and other expenditure incurred by


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         the Lessee in pursuance of the transaction (the "LOSS") contemplated herein. For the purposes of determining the Loss, the Lessee shall along with the termination notice, provide the Lessor with an audited statement of account. The Lessor shall pay the Lessee the Loss as depicted in the audited statement of account or as per Clause 3.5(c)(i) whichever is lower.

3.8 Lessee's failure to execute the Lease Deed. The Parties agree that if the Lessee issues the Satisfaction Certificate but fails to execute the Lease Deed otherwise than for the reasons of termination as provided in Clauses 3.5 and 3.6 above the Lessee shall become liable to pay the Lessor an amount equal to the Rent payable for the first thirty six
         (36) months of the Term being the lock in period under the Lease Deed. On receipt of the said amount, the Lessor shall have no other claims whatsoever against the Lessee.

3.9 Delay due to Force Majeure. In the event (i) the Fit Out Commencement Date or the satisfaction of the other Conditions Precedent is delayed on account of any act of god, governmental action including any action of the federal or state Governments of the United States of America or any other force majeure event beyond the control of either Party, for every day's delay caused in this regard, the Lessor shall be provided with an additional day to achieve the Fit Out Commencement Date and/or the other Conditions Precedent, as the case may be. The penalties described in Clause 3.5 shall apply on the expiry of the additional days provided to the Lessor to adhere to the Benchmarks and Payment Schedule contained in Schedule V of this Agreement. It is hereby clarified that in the event the period of delay on account of a force majeure event beyond the control of either Party, is in excess of one hundred and twenty (120) days from the date of occurrence, the Lessee shall be entitled to terminate this Agreement, without any liability whatsoever. In the event the Lessee chooses to terminate this Agreement under this Clause 3.9, the Lessor shall within thirty (30) days from the date of receipt of a notice of termination, refund to the Lessee all amounts paid to the Lessor under this Agreement, as of the date of termination.

4.       REPRESENTATIONS AND WARRANTIES.

A.       Representations of the Lessor.

4.1 The Lessor represents and warrants to the Lessee that it (i) enjoys right, title and interest in the Land by virtue of a Lease cum Sale Agreement executed between the Lessor and the KIADB; (ii) is the sole, absolute, registered and beneficial owner of the Land, Building and the Premises; (iii) shall have valid effective title to the Land, Building and Premises; (iv) enjoys the uninterrupted, quiet, peaceful, physical, vacant and legal possession of the Land; and (v) shall enjoy the uninterrupted, quiet, peaceful, physical, vacant and legal possession of the Building and the Premises without any interference whatsoever from any third party;

4.2 The Lessor represents and warrants to the Lessee that it shall obtain all permissions necessary for the occupation and use of the Building and the Premises by the Lessee and


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         the Building and the Premises may be legally used and occupied by the
         Lessee on or before the Lease Commencement Date;

4.3 The Lessor represents and warrants to the Lessee that the Building and the Premises will be constructed in accordance with the Specifications, the Drawings and the plan sanctioned by the concerned municipal and governmental authorities;

4.4 The Lessor represents and warrants to the Lessee that there are no claims, actions, litigations, arbitrations, land acquisition proceedings, garnishee or other proceedings relating to the Land or the transactions contemplated hereunder;

4.5 The Lessor represents and warrants to the Lessee that it does not have any liability for any taxes, or any interest or penalty in respect thereof, of any nature that may become a lien against the Land. The Lessor agrees to indemnify the Lessee and save, defend and hold the Lessee harmless from and in respect of any Loss resulting from or related to the non-payment of any such taxes and applicable governmental levies, provided that nothing in this clause shall prevent the Lessor from securing project finance by mortgaging the Land and the Building to any financial institution. The Lessor shall ensure that the rights of the Lessee shall not be derogated from or prejudiced in any manner whatsoever by the securing of such project finance;

4.6 The Lessor represents and warrants to the Lessee that it has authorised Mr. B. M. Jayeshankar vide a resolution of its Board of Directors dated November 15, 2004, to enter into this Agreement and has obtained all applicable approvals and permissions to execute this Agreement; and

4.7 The Lessor agrees to indemnify and keep indemnified the Lessee against any Loss arising out of (i) any breach of the terms and conditions of this Agreement by the Lessor; or (ii) any of the representations and assurances provided in this Clause 4 being false and untrue.

B.       Representations of the Lessee.

4.8 The Lessee represents to the Lessor that it has authorised Mr. Srinivasan Raghavan vide a resolution of its Board of Directors dated October 13, 2004 to enter into this Agreement; and

4.9 The Lessee shall always observe and perform all the terms and conditions, covenants and provisions of this Agreement and shall not do, omit or suffer to be done any thing whereby the right of the Lessor to the Land, the Building or the Premises is violated, forfeited, jeopardised or extinguished or the Lessor is prevented from carrying out its obligations under this Agreement.

5.       TERM.

5.1 Term. This Agreement shall be valid and in force from the Signature Date till the date on which the Lessee's right to exercise its option for the Expansion Premises, as provided in Clause 9.2 below, expires or the date on which the Lessee's right to exercise its option for the Expansion Plot, as provided in Clause 9.3 below, expires, whichever is later; or until the prior termination of this Agreement. It is hereby clarified that the Lease Deed shall be valid and in force for a period of five (5) years commencing from the Lease Commencement Date. At the sole option of the Lessee, the Parties may renew the Lease Deed for a further term of four (4) years by executing a fresh lease deed that shall be duly registered.

6.       NOTICES.

6.1 Notices. All notices, documents and other forms of communication under this Agreement shall be in writing and shall be sent through registered post acknowledgement due to the applicable Party at the addresses mentioned below:

         If to the Lessor:

                  Orchid Apartments Private Limited,
                  No. 10, Vittal Mallya Road,
                  Bangalore 560 001

                  Attn: Mr. B M Jayeshankar

         If to the Lessee:

                  Manhattan Associates India Development Centre Private Limited, Unit No. 2, Level 2,
                  Explorer Building, ITPL,
                  Whitefield Road, Bangalore 560 066

                  Attn: Mr. Srinivasan Raghavan

7.       ASSIGNMENTS AND SALE.

7.1 Assignment. The Parties agree that the Lessor may assign its rights or obligations under this Agreement to any third party upon provision to the Lessee of prior notice in writing. The Lessor hereby agrees that any agreement or other instrument governing the assignment of rights or obligations to such third party shall expressly provide that such third party assignee will be bound by the terms and conditions of this Agreement. The Lessor further agrees that in the event of the assignment of any rights or obligations under this Agreement or on the sale, transfer or alienation of the Land, Building or the Premises (subject to the provisions of this Agreement) by the Lessor, the Lessor shall ensure that the rights of the Lessee under this Agreement remain protected and are not derogated from or diluted in any manner whatsoever.

7.2 Sale to a Competitor. Notwithstanding any of the other provisions contained in this Agreement, the Parties agree that the Lessor shall not sell or lease the Premises to any competitor of the Lessee as listed in Schedule X of this Agreement.

7.3 Right of First Refusal. Notwithstanding any of the provisions contained in this Agreement, in the event the Lessor decides to sell to any third party all or any portion of the Land, Building or the Premises, then before concluding such sale, the Lessor shall provide written notice of such intended sale to the Lessee specifying in detail the terms of such intended sale and shall irrevocably offer to sell to the Lessee the Land, Building or the Premises or any portion thereof at the same price and on the same terms as the Lessor intends to sell the Land, Building or the Premises or any portion thereof to a third party (the "OFFER"). The Lessee may accept the Offer on the same terms and conditions as set forth in the notice, by serving on the Lessor a written notice accepting or rejecting the Offer, in that respect within forty five
         (45) days of the receipt of the Offer from the Lessor, and shall set forth the portion of the Land, Building or Premises or any portion thereof as to which the Offer is accepted.

8.       PROTECTION OF INTELLECTUAL PROPERTY RIGHTS.

8.1 Intellectual Property Rights. This Agreement shall not be construed or sought to be interpreted to authorise either of the Parties to use any of the intellectual property rights of the other. None of the terms of this Agreement shall be understood to, nor shall this Agreement be interpreted to permit either of the Parties to use the logo, trade names or trade marks of the other Party in any manner whatsoever save for the purpose of marketing and business communication, except with such other Party's prior written consent, such consent not to be unreasonably withheld or delayed.

9.       ADDITIONAL SPACE.

9.1 Additional Space. In consideration of the Lessee having agreed to take the Premises on lease, the Lessor has agreed to reserve for the Lessee certain additional areas in the Land and the Building, which the Lessee proposes to take for its proposed expansion in accordance with this Clause 9.

9.2 Expansion Premises. The Lessor shall make available to the Lessee an additional twenty thousand (20,000) square feet of space in the Building (the "EXPANSION PREMISES") on an exclusive basis during the Term (as defined in the Lease Deed). Further, the Lessee shall have the right to exercise this option in installments and lease such portion or portions of the Expansion Premises as it deems fit at any time. In the event the Lessee exercises its option(s) under this Clause 9.2, the Lessee shall pay Lease Rentals (as defined in the Lease Deed) at the then applicable rate. Further, the Parties shall execute a fresh lease deed on identical terms and conditions as contained in the Lease Deed, on each occasion that the Lessee exercises its option(s) under this Clause 9.2.

9.3 Expansion Plot. The Lessee shall have the exclusive right to exercise the option for an additional eighty thousand (80,000) square feet of Built Up Area on the Land (the "EXPANSION PLOT"), which option shall be exercised by the Lessee within twenty four (24) months from the Lease Commencement Date. It is hereby clarified that this option shall be exercised by the Lessee by the provision of three (3) months' notice in writing to the Lessor and the twenty four (24) month option period mentioned above shall be deemed to include such three (3) month notice period. In the event of the Lessee exercising its option under this Clause 9.3, the Lessor will construct the facility to be constructed on such premises in accordance with the specifications of the Lessee and make the same available to the Lessee within twelve (12) months of the Lessee exercising the option. Further, the Parties shall execute a fresh lease in identical terms and conditions as contained in the Lease Deed, in the event that the Lessee exercises its option under this Clause 9.3.

10.      INSURANCE.

10.1 "All Risks" Coverage. During the Term of this Agreement, the Lessor will keep its personal property, the Premises, the Building, and leasehold improvements for which it retains ownership (including the Premises), insured against loss or damage by fire and all other risks of direct physical loss, only excepting the customary exclusions that are contained in a standard "all risks" policy, for not less than one hundred percent (100%) of the replacement value thereof. For purposes of this Clause, "replacement value" will be deemed to be the cost of replacing the property less the cost of excavation, foundations and footings. Damages that are not insured and/or amounts for which the Lessor becomes a co-insurer under its policy, including any related costs, which occur due to the Lessor's failure to maintain property insurance at the most recent replacement value, will be borne by the Lessor. It is hereby clarified that the Lessor shall not be required to insure any of the fit-outs or equipment installed in the Premises or the Building by the Lessee. The Lessor hereby agrees that it will seek reimbursement for any losses from its insurance provider and not from the Lessee.

10.2 Evidence of Insurance. The Lessor shall furnish to the Lessee a true, correct and validly certified True Copy of the certificates of such insurance policies as are referenced in any and all Clauses contained in this Agreement, within fifteen (15) days of the Lease Commencement Date and shall provide evidence of the renewal of such insurance prior to the expiration of the policies. The Lessor hereby undertakes that any such insurance policies will not be cancelled without the provision of at least thirty (30) days' prior written notice to the Lessee. The Lessor agrees to notify the Lessee in writing thirty (30) days prior to the date any material adverse change in, or any non-renewal of, such policies is to become effective.

10.3 Lessor's Indemnification. The Lessor will indemnify, defend, and hold the Lessee, and its employees and agents, harmless from any and all loss or damage which the Lessee may sustain by reason of claims brought against the Lessee alleging bodily injury or death to any person or damage to property to the extent that such loss or damage is caused by

         (a) the negligence or willful misconduct of the Lessor, or its employees or agents, in connection with the Premises or the Building, including Common Areas; or (b) the Lessor's default under the terms of this Lease. Nothing contained herein will require the Lessor to defend, indemnify or hold harmless the Lessee, or its employees and agents, for losses or damages related to claims of bodily injury or death to any person or damage to property to the extent caused by the negligence or willful misconduct of the Lessee, or its employees or agents.

11.      GOVERNING LAW AND ARBITRATION.

11.1 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the Republic of India.

11.2 Dispute Resolution. Subject to Clause 1.5, the Parties shall attempt to amicably settle any dispute arising out of this Agreement and the obligations hereunder (the "DISPUTE"). Either Party may give written notice of the Dispute to the other Party within ten (10) days of the day of the occurrence of the event which gives rise to such Dispute or the day such event comes to the notice of the applicable Party. Both Parties shall nominate one (1) person to attempt amicable settlement of the Dispute within fifteen (15) days of notice under this Clause 11.2 and such attempt shall commence immediately.

11.3 Arbitration. If any Dispute arising between the Parties is not amicably settled within thirty (30) days of commencement of attempts to settle the same, the Dispute shall be referred to and be finally settled by arbitration. The Parties agree that the arbitration proceedings will be conducted at Bangalore in the English language in accordance with the provisions of the [Indian] Arbitration and Conciliation Act, 1996 as it then would be prevalent by a sole arbitrator mutually appointed by the Parties. The decision of the sole arbitrator shall be final and binding on the Parties.

11.4 Jurisdiction. Subject to the foregoing the courts at Bangalore only shall have exclusive jurisdiction in all matters arising out of this Agreement or any arbitration hereunder.

12.      REAL ESTATE COMMISSION.

12.1 The Lessee hereby acknowledges and agrees that the Lessor has appointed CB Richard Ellis South Asia Private Limited, ("CBRE") with its offices at The Hulkul, 3rd Floor, 81/37, Lavelle Road, Bangalore 560 001, to act as its exclusive real estate representative. The Lessor will compensate CBRE with a one time payment on the basis of real estate commission equal to one (1) months' gross rentals as payable during the first year of the Term, net of any applicable governmental levies and service tax as payable, with fifty percent (50%) of such amount payable upon execution of this Agreement and the remaining fifty percent (50%) payable upon the execution of the Lease deed. It is hereby clarified that the Lessee shall have no obligation towards CBRE whatsoever.

13.      GENERAL.

13.1 This Agreement may be executed in one original and one counterpart. The Lessee shall retain the original of this Agreement and the Lessor shall retain the counterpart thereof.

13.2     The rights of each Party under this Agreement:

         (a)      may be exercised as often as necessary;

         (b) are cumulative and not exclusive of rights and remedies provided by law;

         (c)      may be waived only in writing and specifically; and

         (d) shall not be construed as waived in the event of a delay in exercising or non-exercise of any such right.

13.3     This Agreement may only be enforced by the Parties to this Agreement.

13.4 The Parties agree that if any of the provisions of this Agreement are illegal or are declared to be invalid or illegal, the remaining provisions of this Agreement shall continue to be in force and this Agreement shall be interpreted accordingly.

13.5 Unless otherwise agreed to between the Parties, this Agreement and the documents referred to in it contain the whole and definitive agreement between the Parties relating to the transactions contemplated by this Agreement and supercede all previous agreements, negotiations, proposals and documents between the Parties relating to these transactions.

13.6 The Lessee shall bear the stamp duty, registration and notarisation charges payable on this Agreement and the stamp duty and registration charges payable on the Lease Deed, and the Lessor shall bear the costs of procuring the approval of all applicable authorities contemplated under this Agreement and the Lease Deed, if required. All expenses related to the execution and registration of this Agreement and the Lease Deed shall be to the account of the Lessee.

13.7     The Parties hereby agree that time is the essence of this Agreement.

13.8     Each Party shall bear its own attorney's fees and other fees.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date written below by their duly authorised representatives.

ORCHID APARTMENTS PRIVATE LIMITED               WITNESS:

Signature:/s/ B.M. Jayeshanker                  Signature:

Name: B.M. Jayeshanker                          Name:

Title:                                          Date:

Date:                                           Address:


MANHATTAN ASSOCIATES INDIA
DEVELOPMENT CENTRE PRIVATE LIMITED              WITNESS:

Signature:/s/ Srinivasan Raghavan               Signature:

Name: Srinivasan Raghavan                       Name:

Title:                                          Date:

Date:                                           Address:

                                   SCHEDULE I
                             DESCRIPTION OF THE LAND


Land bearing Survey Numbers 170, 171 and 172, situated at EPIP II-Phase, Whitefield Industrial Area, K. R. Puram, Bangalore East Taluk, admeasuring to the East by seventy four point five (74.5) metres, West by seventy two point five (72.5) metres, North by one hundred and twenty nine point two (129.2) metres, South by one hundred and fifty three point nine eight (153.98) metres, totally admeasuring a total area of ten thousand two hundred and eleven (10,211.00) square metres and bounded on the:

                       EAST BY  :       Road No.1-B;
                       WEST BY  :       Private Land;
                       NORTH BY :       KIADB Storm Water Drain;
                       SOUTH BY :       Road No.1-C;

And as further described in the map attached.

                                   SCHEDULE II
                           DESCRIPTION OF THE BUILDING


The Building admeasuring approximately eighty thousand (80,000) square feet of Built Up Area, consisting of a basement, a ground floor and three (3) upper floors, on the portion of the Land described under Schedule I to this Agreement, and as further described in the drawings attached.

                                  SCHEDULE III
                           DESCRIPTION OF THE PREMISES

The premises situated at the basement, ground, first and second floors of the Building approximately admeasuring sixty thousand (60,000) square feet of Built Up Area, and terrace area consisting of cafeteria, gymnasium, training rooms approximately admeasuring seven thousand two hundred (7200) square feet of Built Up Area, in the Building, and as further described in the drawings attached.

                                   SCHEDULE IV
                                 SPECIFICATIONS

SCHEDULE OF FINISHES FOR MANHATTAN ASSOCIATES FACILITY AT EPIP, WHITEFIELD, BANGALORE

A        OFFICE BLOCK

      1  External Walls

    1.1  Front                       Curtain wall / Structural Glazing / ACP

    1.2  Other three sides           Recessed Punch windows and block work
                                     plastered with 2 coats sponge plaster 25mm thick with water proof compound / painted with texture paint

      2  MASONRY

    2.1  Peripheral walls and main
         walls                       Solid concrete block 200mm thick

    2.2  Internal partitions -
         toilet walls / shaft walls  Solid concrete block 100mm thick

      3  FLOOR FINISHES

    3.1  Office Space                IPS Flooring 50mm thick

    3.2  Main Entrance Lobby         Polished Granite

    3.3  Passenger Lift Lobby -
         All Floors                  Polished Granite and vitrified tiles
                                     combination.

    3.4  Service Lift Lobbies        Polished Granite and vitrified tiles
                                     combination.

    3.5  Toilets                     Combination of Polished Granite and
                                     vitrified ceramic tile flooring.

    3.6  Staircase treads / risers
         / skirting & landings       Kota stone

    3.7  AHU / Service Rooms         IPS Flooring 50mm thick

    3.8  Pantry / Janitor's Closet   Vitrified tiles

    3.9  Terrace                     Cement rendered finish

   3.10  Basement ramp               IPS Flooring 50mm thick

      4  INTERNAL WALLS

    4.1  Office Areas                C.M. 1:4 lime plaster 15mm thick and
                                     painted with Oil Bound Distemper.

    4.2  Main Entrance Lobby         Polished Granite Cladding

    4.3  Passenger Lift Lobby -
         All Floors                  Polished Granite and vitrified tiles
                                     combination

    4.4  Service Lift Lobbies        Polished Granite and vitrified tiles
                                     combination.

    4.5  Toilets                     Cladding (7' high) in vitrified ceramic
                                     tiles with granite border, Washbasin
                                     platforms & counter and Urinal Partitions in polished marble / granite

    4.6  Service Shafts(inside)      15mm thick sponge plaster

    4.7  Staircase well              C.M. 1:4 lime plaster 12mm thick and
                                     painted with Oil Bound Distemper.

    4.8  Ducts                       15mm thick sponge plaster  with white lime
                                     wash finish

      5  CEILING

    5.1  Office Area                 Modular Acoustic tile ceiling with
                                     Aluminium 'T' suspension system, 600 X 600 tiles,
                                     Make Armstrong / USG / Celltox / equivalent

    5.2  Lift Lobby                  Gypsum Plaster Board with Cornice and cove
                                     lighting

    5.3  Entrance Lobby              Combination of modular Acoustic & Gypsum
                                     Plaster Board with cove lighting

    5.4  Toilets                     Modular GRG Board Tiles or Aluminium 'T'
                                     suspension system

    5.5  Service room and
         staircase core              C.M. 1:4 lime plaster 12mm thick and
                                     painted with oil bound distemper

    5.6  Basement                    C.M. 1:4 lime plaster 12mm thick and
                                     painted with cement paint

      6  DOORS

    6.1  Service Shaft / Staircase
         / AHU / Elec. Rooms         Painted wooden Fire doors, with 2 hr fire
                                     rating / as per code requirements, with
                                     Brush steel finish Ironmongery. All
                                     staircase fire escape doors fitted with
                                     panic bars.

    6.2  Lift lobby doors            Veneer Finished 2 hrs. Fire rated wooden
                                     Flush doors with Brush steel finish
                                     Ironmongery & Vision panels

    6.3  Main Entrance Doors         12mm thick frame less Double swing glass
                                     doors with heavy duty floor springs


    6.4  Toilet Doors                Flush doors, with sal wood frames &
                                     finished with lamination on both sides,
                                     with Brush steel finish Ironmongery.

    6.5  Fire Escape door in
         Ground Floor                Painted wooden Fire doors, with 2 hr fire
                                     rating / as per code requirements, with
                                     Brush steel finish Ironmongery.

      7  RAILING

    7.1  Staircase                   MS railing

    7.2  Handicapped ramp            SS / Brush steel railing

B        EXTERNAL DEVELOPMENT

         Driveways and Parking
         slots                       Combination of Interlocking Paver blocks &
                                     Asphalted Surface

         Parking Slots               Interlocking Paver Blocks / Asphalted
                                     Surface

         Landscape                   Soft & hard landscape to design

                                   SCHEDULE V
                         BENCHMARKS AND PAYMENT SCHEDULE



                                                                   DATE OF
                              AGREED DATE      DATE OF NOTICE     CERTIFICATE        INSTALLMENT
    BENCHMARK                OF COMPLETION     OF COMPLETION     OF ACCEPTANCE         PAYABLE
    ---------                -------------     --------------    -------------       -----------

Basement Roof Slab,            20.11.2004        20.11.2004        27.11.2004        Rs. 50,32,500/-
Ground Floor Roof
Slab


First Floor Roof Slab,
Second Floor Roof Slab
and Third Floor Roof           20.02.2005        20.02.2005        27.02.2005        Rs. 50,32,500/-
Slab

Fit Out
Commencement Date              15.03.2005        15.03.2005        22.03.2005              Nil

Completion of Building
and Occupation
Certificate and
issuance of the final          30.03.2005        30.03.2005        07.04.2005        Rs. 50,65,000/-
Acceptance Certificate

Lease Commencement Date        15.05.2005              --                --                     --

Registration of Lease
Deed                           20.05.2005              --                --          Rs. 50,00,000/-


                                   SCHEDULE VI
                                   LEASE DEED

1.       TERMS OF THE LEASE DEED.

1.1 The Parties agree that the following terms contained in this Schedule VI shall form a part of the Lease Deed and shall be binding on the Parties.

2.       REPRESENTATIONS AND WARRANTIES.

2.1 Lessor's Representations. As on the Lease Commencement Date, the Lessor will represent and warrant to the Lessee the following covenants:

                  (a) That the Lessor (i) is the sole and absolute owner of the Land, Building and the Premises; (ii) has valid title and registered ownership rights to the Premises; and (iii) enjoys the uninterrupted, quiet, peaceful, physical, vacant and legal possession of the Premises without any interference whatsoever;

                  (b) That the Premises are free from any and all encumbrances;

                  (c) That all necessary and applicable statutory approvals and permission with respect to the construction of the Building and for the occupation of the Premises have been obtained by the Lessor;

                  (d) That all necessary and applicable sanctions and approvals for twenty four (24) hours a day/seven (7) days a week water and power supply to the Premises have been obtained;

                  (e) That there are no claims, actions, litigations, arbitrations, land acquisition proceedings, garnishee or other proceedings relating to the Land, the Building or the Premises or the transactions contemplated under the Lease Deed. The Lessor shall give the Lessee immediate notice of any claim, litigation, proceeding or investigation which becomes known to it during the Initial Term (as defined below) or the Renewal Term (as defined below);

                  (f) That the Lessor does not have any liability for any taxes, or any interest or penalty in respect thereof, of any nature that may become a lien against the Land, the Building or the Premises. The Lessor agrees to indemnify the Lessee and save, defend and hold the Lessee harmless from any and all Losses resulting from or related to the non-payment of any such taxes and applicable governmental levies;

                  (g)      That the Lessee may use the Premises on a twenty four
                           (24) hours a day/seven (7) days a week basis and enjoy unhindered possession of the Premises; and

                  (h) That the Lessor (i) is authorised to enter into the Lease Deed; and (ii) has obtained all applicable approvals and permissions to execute the Lease Deed.


3.       RENT.

3.1 Rent. The rent payable by the Lessee to the Lessor for the Premises shall be calculated at the rate of Rupees Thirty and Fifty Paise Only (Rs. 30.50/-) per square foot of Built Up Area per month (the "RENT"). The Rent is inclusive of power and power backup infrastructure and centralised air conditioning infrastructure, false ceiling, ducting, ceiling lighting and ceiling light fixtures and smoke detectors for the Premises. The exact Built Up Area of the Premises will be confirmed by the Parties at the time of execution of the Lease Deed. It is hereby clarified that notwithstanding the area confirmed by the Parties as provided above, the Lessee shall not be liable to pay Rent on a Built Up Area of more than sixty one thousand (61,000) square feet.

3.2 Terrace Rent. The Lessee agrees to pay the Lessor rent towards the use of the terrace area, for a cafeteria, gymnasium, and training rooms in total admeasuring approximately seven thousand two hundred (7,200) square feet (described in Schedule III) at the rate of Rupees Twenty One Only (Rs. 21/-) per square foot, per month (the "TERRACE RENT"). The exact leasable terrace area will be confirmed by the Parties at the time of execution of the Lease Deed. The Terrace Rent is inclusive of power and power backup infrastructure and centralised air conditioning infrastructure, false ceiling, ducting, ceiling lighting and light fixtures and smoke detectors.

3.3 Car Parking. The Lessee agrees to pay the Lessor a car parking charge at the rate of Rupees One Thousand Five Hundred Only (Rs. 1,500/-) per covered car parking space, per month (the "CAR PARK RENT"). The Car Park Rent shall be paid on the basis of the actual number of car parking spaces used by the Lessee.

4.       PAYMENT OF RENT.

4.1 Rent Free Period. For a period of two (2) months from the Fit-Out Commencement Date the Lessee shall enjoy a rent free period of occupation of the Premises(the "RENT FREE PERIOD") for the purpose of establishing fit-outs in the Premises.

4.2 Payment of Lease Rentals. Commencing from the date of expiry of the Rent Free Period (the "RENT COMMENCEMENT DATE") the Lessee shall regularly pay the Rent, the Terrace Rent and the Car Park Rent (hereinafter collectively also referred to as the "LEASE RENTALS") to the Lessor on or before the seventh (7th) day of each month subject to tax deduction at source, in advance for the month for which it is due. In the event of there being any delay in payment of the Lease Rentals, the Lessee shall be liable to pay interest at the rate of twelve percent (12%) per annum from the due date of the Lease Rentals till the date of realisation of the amount by the Lessor.

4.3 Increase in Rent. The Lessee shall pay enhanced Rent at the rate of fifteen percent (15%) over and above the last Rent paid at the end of every three (3) years of the Term commencing from the Rent Commencement Date.


5.       SECURITY DEPOSIT.

5.1 Deposit. The Parties agree that on the Lease Commencement Date, the Advance paid by the Lessee under the Agreement to Lease shall be treated as the refundable interest free security deposit equivalent to twelve (12) months' Rent (the "DEPOSIT").

5.2 Refund of Deposit. The Lessor shall on the expiry or earlier termination of this Lease Deed, refund the Deposit against the delivery of the vacant physical possession of the Premises, subject to Clause
         5.3 and deduction of any arrears of Lease Rentals, electricity and water charges and Maintenance Charges including charges towards restoring structural damages, if any, caused by the Lessee. The Deposit shall be refunded by the Lessor to the Lessee by demand draft payable at Bangalore.

5.3 Failure to Refund Deposit. If, within thirty (30) days of the expiry or early termination of the Lease Deed or the New Deed(as defined below), the Lessor fails to refund the Security Deposit to the Lessee, without prejudice to the rights of the Lessee under this Agreement and in law,
         (i) the Lessor shall, in addition to returning the Deposit, pay interest calculated at twelve percent (12%) per annum on the Deposit, from the date of expiry of the Term or the early termination of the Lease Deed or the New Deed, to the date of actual payment; and (ii) the Lessee shall enjoy the right to use the Premises without the payment of any Lease Rentals or Maintenance Charges from the date of expiry of the Term or the earlier termination of the Lease Deed or the New Deed to the date of actual repayment of the Security Deposit. It is hereby clarified that in such event, the Lessee shall remain liable to pay consumption charges for electricity, power back-up and water.

6.       TERM.

6.1 Initial Term. The Lease Deed shall be valid and in force for a period of five (5) years commencing from the Lease Commencement Date (the "INITIAL TERM").

6.2 Renewal Term. At the sole option of the Lessee, the Parties may renew the Lease Deed for a further term of four (4) years (the "RENEWAL TERM"; the Initial Term and the Renewal Term are collectively referred to as the "TERM") by executing a fresh lease deed that shall be duly registered (the "NEW DEED"). The Parties hereby agree that in the event the Lessee exercises its option to renew the term of the Lease Deed, the New Deed shall (i) be executed and registered prior to the expiration of the Lease Deed; and

         (ii) the terms of the New Deed shall be identical to the terms of the Lease Deed, subject to revision of the lease term and the lease rentals as already defined in this lease. It is hereby clarified that the New Deed shall not be subject to any lock-in period.

6.3 Lock-in Period. There being no breach on the part of the Lessor, the Lessee shall not be entitled to terminate this Lease Deed for a minimum period of three (3) years from the Lease Commencement Date (the "LOCK-IN PERIOD"). In the event the Lessee intends to terminate this Lease Deed during the Lock-in Period for reasons other than a breach on the part of the Lessor, the Lessee will become liable to pay the Lease Rent and the Terrace Rent for the remainder of the Lock-in Period. On the expiry of the Lock-in Period the Lessee shall have the right to terminate this Lease Deed in accordance with the provisions contained in Clause 19.2 of this Lease Deed.

7.       TAXES AND APPLICABLE LEVIES.

7.1 Taxes. The Lessor shall promptly pay when due all applicable taxes and levies against the Land, the Building and the Premises, and any fixtures or equipment attached thereto or appurtenant thereon, including any taxes that may be levied on the lease transaction. The Lessor shall promptly deliver to Lessee copies of (i) notices demanding the payment of applicable taxes and levies; and (ii) receipts depicting payment of all taxes and applicable levies against the Land, the Building and the Premises, and any fixtures or equipment attached thereto or appurtenant thereon.

8.       STRUCTURAL WORKS.

8.1 Structural Maintenance. The Parties agree that the Lessee shall at its own cost and expense ensure the day to day maintenance of the interior of the Premises and effect necessary minor repairs to the interior of the Premises. All other exterior, structural and major repairs shall be provided for by the Lessor at its own cost and expense. If there are any structural repairs to be carried out to the Premises, the Lessee shall issue a written notice to the Lessor reporting the structural defect and describing the details of the structural defect (the "STRUCTURAL DEFECT NOTICE"). The Lessor shall repair the structural defect within thirty (30) days from the date of receipt of the Structural Defect Notice. If the Lessor fails to repair the structural defect within thirty (30) days of the receipt of the Structural Defect Notice to the sole satisfaction of the Lessee, the Lessee shall repair the structural defect. The Lessee shall notify the Lessor with respect to the details of the invoice raised for such repairs and deduct all amounts paid with respect to the repair of the structural defect from the next month(s) Lease Rentals.

9.       INTERIOR WORKS.

9.1 Conduct of Interior Works. The Lessee shall enjoy the right to carry out such interior works (not being in the nature of any material / permanent / structural works) as the Lessee may find necessary for the conduct of the Lessee's business, using such contractors as selected by the Lessee. The Lessee shall have the right to install its machinery, trade fixtures, furnishings and equipment in the Premises. The Lessee shall also have the right to install any electrical wiring within the Premises with the prior written consent of Lessor, subject to the Lessee obtaining all necessary building permits as are required for such alterations. The Parties agree that all proprietary rights over the interior alterations in the Premises shall at all times vest with the Lessee.

9.2 Removal of Interior Works. Ownership of all alterations made by the Lessee in accordance with Clause 9.1 above shall always be retained by the Lessee, and the Lessee shall have the right to remove any and all of the Lessee's machinery, trade fixtures, furnishings and equipment at any time including at the expiry or earlier termination of the Lease Deed, whether or not the same are, or are deemed to be, affixed to the Premises. It is hereby clarified that the Lessee shall be under no obligation to remove any of the alterations made by it any time including at the termination or expiry of the Lease Deed. The Lessee will be responsible to repair only structural damage done to the Premises during such affixing and/or removal of its machinery, trade fixtures, furnishings and equipment, provided always that such obligation of the Lessee shall not extend to reinstating the Premises to its original condition as on the Lease Commencement Date.

10.      ASSIGNMENT AND SUB-LETTING.

10.1 Assignment. The Parties agree that the Lessor enjoys the right to assign its rights or obligations under this Lease Deed to any third party, after providing the Lessee with thirty (30) days' prior written notice of such assignment, provided that the Lessor shall not assign its rights or obligations under the Lease Deed to any third party listed in Schedule X of the Agreement to Lease. The Lessor hereby agrees that any agreement or other instrument governing the assignment of rights or obligations to such third party shall expressly provide that such third party assignee will be bound by the terms and conditions of this Lease Deed. The Lessor further agrees that on the assignment of any rights or obligations under the Lease Deed or on the sale, transfer or alienation of the Premises to any third party not being any person listed in Schedule X of the Agreement to Lease, the Lessor shall ensure that the rights of the Lessee under this Lease Deed remain protected and are not derogated from or diluted in any manner whatsoever. On such assignment, sale, transfer or alienation being affected by the Lessor, the Lessee shall, on being intimated by the Lessor of such assignment, sale, transfer, or alienation to any third party, attorn this Lease Deed in favour of such purchaser, transferee, assignee or alienee as the case may be.

10.2 Sub-Letting. The Parties further agree that the Lessee may, upon prior written notice to the Lessor, assign the Lease Deed or sublet all or any portion of the Premises to: (i) any affiliate of the Lessee; (ii) any entity controlling, controlled by, or under common control with the Lessee; (iii) any person or entity which acquires all or substantially all of the Lessee's assets or stock; or (iv) any organisation resulting from a merger or consolidation with the Lessee. The Lessee shall not assign the Lease Deed or sublet all or any portion of the Premises to any other party without the prior written consent of the Lessor which consent the Lessor shall not unreasonably delay or withhold. It is hereby clarified that in any such case of sublease of the Premises, the Lessee shall continue to be liable and responsible for all obligations under this Lease Deed.

10.3 Rental Discounting. The Lessor shall be entitled to seek rental discounting facility or create a mortgage of the Premises or any part thereof, provided such mortgage shall not in any manner affect the rights of the Lessee to use and occupy the Premises during the Term, provided that the Lessor shall: (i) provide the Lessee with details as regards the entity to whom the Lease Rentals are payable; and (ii) undertake to discharge the Lessee from all claims under this Lease Deed on payment of the Lease Rentals to the identified entity.

10.4 Right of First Refusal. Notwithstanding any other provisions of the Lease Deed, if the Lessor decides to sell to any third party (except those Parties listed in Schedule X of the Agreement to Lease) all or any portion of the Land, the Building or the Premises (the "SALE PREMISES"), then before concluding such sale, the Lessor shall provide written notice of such intended sale to the Lessee specifying in detail the terms of such intended sale and shall irrevocably offer to sell to the Lessee the Sale Premises at the same price and on the same terms as the Lessor intends to sell the Sale Premises to the third party (the "OFFER"). The Lessee may accept the Offer on the same terms and conditions as set forth in the notice, by serving on the Lessor a written notice accepting or rejecting the Offer in that respect within thirty (30) Days of the receipt of the Offer from the Lessor, and shall set forth the portion of the Sale Premises as to which the Offer is accepted. In the event that the Lessee does not accept the Offer within the thirty (30) day period, above mentioned, then the Lessor is at liberty to alienate the property to any third party.

11.      SUBORDINATION; INSURANCE.

11.1 Encumbrance. The Lessor represents and warrants to the Lessee that as of the Lease Commencement Date, the only encumbrance on the Premises is an equitable mortgage by deposit of title deeds for the value of Rupees Six Crore Forty Lakhs Only (INR 6,40,00,000/-) in favour of Corporation Bank, SC Road Branch, Bangalore. The Parties may agree, upon thirty
         (30) days' advance written notice, to execute an attornment agreement as is reasonably requested by the Lessor's lender subordinating its interest and/or attorning to such lender provided that: (a) such lender attorns in writing, agreeing to recognise the Lessee's possession and rights under the Lease Deed and agreeing not to disturb or impair the Lessee's rights to quiet enjoyment of the Premises and (b) any default by the Lessor under such encumbrance shall not affect the Lessee's rights under the Lease Deed. Notwithstanding any of the provisions of the Lease Deed, on the registration of the Lease Deed the Lessee shall enjoy indefeasible rights under the Lease Deed against any third party, mortgagee or other holder of security over the Premises.

11.2 "All Risks" Coverage. During the Term of this Deed, the Lessor will keep its personal property, the Premises, the Building, and leasehold improvements for which it retains ownership (including the Premises), insured against loss or damage by fire and all other risks of direct physical loss, only excepting the customary exclusions that are contained in a standard "all risks" policy, for not less than one hundred percent (100%) of the replacement value thereof. For purposes of this Clause, "replacement value" will be deemed to be the cost of replacing the property less the cost of excavation, foundations and footings. Damages that are not insured and/or amounts for which the Lessor becomes a co-insurer under its policy, including any related costs, which occur due to the Lessor's failure to maintain property insurance at the most recent replacement value, will be borne by the Lessor. It is hereby clarified that the Lessor shall not be required to insure any of the fit-outs or equipment installed in the Premises or the Building by the Lessee.

11.3 Evidence of Insurance. The Lessor shall furnish to the Lessee a true, correct and validly certified True Copy of the certificates of such insurance policies as are referenced in any and all Clauses contained in this Deed, within fifteen (15) days of the Lease Commencement Date and shall provide evidence of the renewal of such insurance prior to the expiration of the policies. The Lessor hereby undertakes that any such insurance policies will not be cancelled without the provision of at least thirty (30) days' prior written notice to the Lessee. The Lessor agrees to notify the Lessee in writing thirty (30) days prior to the date any material adverse change in, or any non-renewal of, such policies is to become effective.

12.      FORCE MAJEURE.

12.1 Force Majeure. In the event of the Premises or any part thereof being destroyed or damaged by earth quake, flood or any other natural calamity or any governmental action, including any action or directive of the United States Federal or State Governments, to such an extent or degree that the Lessee is unable to continue its normal business therein, or if the Premises is rendered unfit for occupation for reasons otherwise than any act of omission or commission of the Lessee, then the Lessee shall have the option to terminate the Lease Deed as from the date on which such event occurs. In the event the Lessee exercises its option to terminate the Lease Deed, the Lessee shall not be liable to pay any Rent from the date of occurrence of such event, and the Deposit and all other amounts paid in advance, if any, by the Lessee, shall fall due immediately and be repaid by the Lessor to the Lessee without demur. In the event the Lessee does not exercise the option of terminating the Lease Deed within thirty (30) days of the date of such damage or destruction or in case the damage is minor and the Premises remains fit for normal occupation, the Lease Deed shall be deemed to continue and shall remain in force and the Lessor shall at its own expenses, as speedily as circumstances permit, perform such rebuilding and repair as may be necessary to restore the Premises to its original condition. There shall, however, be a pro-rata abatement of Lease Rentals and Maintenance Charges payable from the date of such event for a period of thirty (30) days from the date of the Force Majeure event or till the Premises is restored to its former condition, whichever is earlier. In case the Lessor fails to repair the Premises, the Lessee shall have an option to carry out such repairs and adjust the cost thereof from the Lease Rentals payable to the Lessor.

13.      ELECTRICITY.

13.1 Electricity. The Lessor shall provide the Building and the Premises with nine hundred and fifty (950) KVA of raw power along with one hundred percent (100%) back up power provided by way of automatic generators for the Building and the Premises. The Lessor shall install calibrated meters, at its own cost, to measure the power consumed by the Lessee within the Premises. The Lessor further agrees that the Building shall be equipped with a transformer capacity of one thousand five hundred (1,500) KVA. The Lessee shall pay charges for consumption of power directly to the concerned authority. It is hereby clarified that the Lessee shall not be liable to pay consumption charges for any power usage in any area outside the Premises, including on the facade of the Premises, except for signage installed by Lessee.

14.      MAINTENANCE.

14.1 Maintenance Services. The Lessor will ensure that the Premises, the Land and the Building are maintained to the standard which is expected by a multi-national company and the Lessor will appoint an external Property Management Services Company to achieve such standards. The maintenance services (the "MAINTENANCE SERVICES") that the Lessor shall provide are contained in Schedule VII to the Agreement to Lease.

14.2 Maintenance Charge. The Lessee has agreed to pay maintenance charges towards the provision of the Maintenance Services at the rate of Rupees Five Only (Rs. 5/-) per square foot of Built Up Area, per month (the "MAINTENANCE CHARGES"). This amount is to be paid in addition to the Lease Rentals commencing as of the Lease Commencement Date.

14.3 National Building Codes. The Lessor hereby represents and warrants that the Premises have been constructed in accordance with the relevant National Building Codes. The Lessor agrees that it shall conduct the requisite fire drills in the Building as mandated by the National Building Codes.

15.      INSTALLATION OF TELECOMMUNICATION EQUIPMENT AND OTHER DEVICES.

15.1 Terrace Area. The Lessor has agreed that the Lessee will be entitled to install its antenna/s dish or tower or any other kind of communication devices which are desirable for the Lessee's efficient use of the Premises, free of charge, on the terrace of the Building. The Lessee will be entitled, along with such devices, to install ancillary equipment for its operations in the said terrace area. The Lessee, at its own cost, shall obtain all the licences and statutory permissions, if required, for installation of such telecommunication devices and ancillary equipment. The Lessor undertakes to provide any "no-objection" letters or certificates required, or any affidavit, endorsement or other document required for the Lessee to obtain such permissions as are referred to in this Clause 15.1.

15.2 Telephone Lines. The Lessor shall ensure that the telecom service provider of the Lessee's choice lays broadband or such other cable as the Lessee requires, so as to enable the Lessee to obtain telecommunication connectivity for its business purposes. The cables shall be laid up to the Building, and shall terminate in a central mechanical room in the Building.

15.3 Consultation with the Lessee. The Lessor hereby agrees that it shall carry out the procurement of diesel generator sets, HVAC units and elevators for the Building and enter into maintenance agreements for the same only in consultation with the Lessee and agrees to be bound by any viable preferences expressed in writing by the Lessee in this regard.

16.      ADDITIONAL SPACE.

16.1 Additional Space. In consideration of the Lessee having agreed to take the Premises on lease, the Lessor has agreed to reserve for the Lessee certain additional areas in the Land and Building, which the Lessee proposes to take for its proposed expansion in accordance with this Clause 16.

16.2 Expansion Premises. The Lessor shall make available to the Lessee an additional twenty thousand (20,000) square feet of space in the Building (the "EXPANSION PREMISES") on an exclusive basis during the Term. Further, the Lessee shall have the right to exercise this option in installments and lease such portion or portions of the Expansion Premises as it deems fit at any time. In the event the Lessee exercises its option(s) under this Clause 16.2, the Lessee shall pay Lease Rentals (as defined in the Lease Deed) at the then applicable rate. Further, the Parties shall execute a fresh lease deed on identical terms and conditions as contained in the Lease Deed on each occasion that the Lessee exercises its option(s) under this Clause 16.2.

16.3 Expansion Plot. The Lessee shall have the exclusive right to exercise the option for an additional eighty thousand (80,000) square feet of Built Up Area on the Land (the "EXPANSION PLOT"), which option shall be exercised by the Lessee within twenty four (24) months from the Lease Commencement Date. It is hereby clarified that this option shall be exercised by the Lessee by the provision of three (3) months' notice in writing to the Lessor and the twenty four (24) month option period mentioned above shall be deemed to include such three (3) month notice period. In the event of the Lessee exercising its option under this Clause 16.3, the Lessor will construct the facility to be constructed on such premises in accordance with the specifications of the Lessee and make the same available to the Lessee within twelve (12) months of the Lessee exercising the option. Further, the Parties shall execute a fresh lease in identical terms and conditions as contained in the Lease Deed, in the event that the Lessee exercises its option under this Clause 16.3

17.      SIGNAGE.

17.1 Signage. The Lessee will enjoy the following rights: (i) the right to place signage using the Lessee's standard graphics and signage on the Premises and all common areas of the Land and Building; and (iii) the right to install monument signage on the Land, the Building and the Premises.


18.      TERMINATION.

18.1 Events of Termination. The Parties agree that this Lease Deed may be terminated by the non-defaulting Party (irrespective of the Lock-in Period), on the occurrence of any of the following events, by providing the defaulting Party with thirty (30) days' written notice of termination:

                  (a) Either Party breaches any of the provisions of the Lease Deed and fails to remedy such breach within thirty (30) days from being notified to remedy the breach;

                  (b) Any of the representations, warranties and assurances provided in the Lease Deed is false and untrue or is found to be false and untrue during the term of the Lease Deed;

                  (c) The whole or any part of the Land, Building or the Premises is attached by any judicial or administrative order or is acquired for any public or quasi-public use or purpose;

                  (d) The permission or approval of any applicable statutory or regulatory authority for the use of the Land, Building or the Premises in accordance with the terms and subject to the conditions contained in the Lease Deed is withdrawn or suspended by either a judicial, legislative or executive act; or

                  (e) The defaulting Party is wound up or dissolved according to the provisions of law, or a petition for dissolution is admitted by a court of competent jurisdiction against the defaulting Party.


18.2 Termination after the Lock-in Period. After the Lock-in Period, the Lessee shall, at any time, and at its sole option, have the right to terminate the Lease Deed by providing the Lessor with sixty (60) days' written notice of termination.

18.3 Consequences of Termination. On the termination of the Lease Deed the following events shall occur:

                  (a) The Lessor shall within fifteen (15) days from the termination of the Lease Deed and on the Lessee handing over vacant possession of the Premises and without demur, refund the Deposit to the Lessee. If the Lessor fails to refund the Deposit to the Lessee within fifteen (15) days from the termination of the Lease Deed, the Lessor shall be liable to pay the Lessee interest at the rate of twelve percent (12%) per annum from the date of termination of the Lease Deed till the date of realisation of the Deposit by the Lessee.

19.      GOVERNING LAW AND ARBITRATION.

19.1 Governing Law. This Lease Deed is governed by and shall be construed in accordance with the laws of the Republic of India.

19.2 Dispute. The Parties shall attempt to amicably settle all disputes arising out of this Lease Deed and the obligations hereunder (the "DISPUTE"). Either Party may give written notice of the Dispute to the other Party within ten (10) days of the occurrence of the event which gives rise to such dispute or the date such event came to the notice of the applicable Party.

19.3 Dispute Resolution. Both Parties shall nominate one person to attempt amicable settlement of the Dispute within fifteen (15) days of notice under Clause 19.2 and such attempt shall commence immediately.

19.4 Arbitration. If any Dispute arising between the Parties is not amicably settled within thirty (30) days of commencement of attempts to settle the same, the Dispute shall be referred to and be finally settled by arbitration. The Parties agree that the arbitration proceedings will be conducted at Bangalore, in the English language, and shall be governed by the provisions of the [Indian] Arbitration and Conciliation Act, 1996. The arbitration shall be conducted by a sole arbitrator mutually appointed by the Parties.

19.5 Jurisdiction. Subject to the foregoing the courts at Bangalore only shall have exclusive jurisdiction in all matters arising out of this Lease Deed or any arbitration hereunder.

20.      NOTICES.

20.1 Notices. All notices, documents and other forms of communication under this Lease Deed shall be in writing and shall be sent through registered post acknowledgement due to the applicable Party at the addresses mentioned below:

         If to the Lessor:

                  Orchid Apartments Private Limited,
                  No.10, Vittal Mallya Road,
                  Bangalore
                  ATTN:  MR. B M JAYESHANKAR

         If to the Lessee:

                  Manhattan Associates India Development Centre Private Limited, EPIP II-Phase,
                  Whitefield Industrial Area, K. R. Puram,
                  Bangalore

                  ATTN: MR. SRINIVASAN RAGHAVAN

21.      GENERAL.

21.1 This Lease Deed is executed in one original and one counterpart. The Lessor shall retain the original Lease Deed while the Lessee shall retain a copy of the Lease Deed.

21.2     The rights of each Party under this Lease Deed:

         (a)      may be exercised as often as necessary;

         (b) are cumulative and not exclusive of rights and remedies provided by law;

         (c)      may be waived only in writing and specifically; and

         (d) shall not be construed as waived in the event of a delay in exercising or non-exercise of any such right.

21.3     This Lease Deed may only be enforced by the Parties to this Lease Deed.

21.4 The Parties agree that if any of the provisions of this Lease Deed are illegal or are declared to be invalid or illegal, the remaining provisions of this Lease Deed shall continue to be in force and this Lease Deed shall be interpreted accordingly.

21.5 Unless otherwise agreed to between the Parties, this Lease Deed and the documents referred to in it contain the whole and definitive agreement between the Parties relating to the transactions contemplated by this Lease Deed and supercede all previous agreements, negotiations, proposals and documents between the Parties relating to these transactions.

21.6 The Lessee shall bear the stamp duty and the registration charges payable on this Lease Deed, and the Lessor shall bear the costs of procuring the approval of all applicable authorities contemplated under this Lease Deed. All other expenses, except for the stamp duty and registration fees, related to execution and registration of the Lease Deed shall be to the account of the Lessee.

21.7     Each Party shall bear its own attorney's fees.

21.8 The Schedules and Annexures annexed to this Lease Deed shall be read as a part of this Lease Deed and shall constitute a part of this Lease Deed.

21.9 The Lessee hereby undertakes that it shall carry out its business in accordance with applicable law and environmental standards.

21.10 The Lessor shall enjoy the right to inspect the Premises subject to providing the Lessee with twenty four (24) hours prior written notice of inspection.

22.      INDEMNIFICATION.

22.1 The Lessor agrees to indemnify and keep indemnified the Lessee against any Loss (not being in the nature of any direct or indirect business loss or any direct or indirect opportunity loss or any action in tort) arising out of (i) any breach of the terms and conditions of the Lease Deed by the Lessor; or (ii) any of the representations, warranties and assurances provided in the Lease Deed being false and untrue. The Lessor further agrees to indemnify the Lessee against any claim made against the Lessee arising out of any act or omission, directly or indirectly, attributable to the Lessor.




                            -SIGNATURE PAGE FOLLOWS-

                                  SCHEDULE VII
                              MAINTENANCE SERVICES

I. The Maintenance Services to be provided as consideration for the Maintenance Charges are as follows:

      SECURITY:                     Effective and appropriate levels of security
                                    for the Land and Building shall be provided by trained security personnel, who shall be present in sufficient numbers to ensure the security of the Land and Building. The
                                    Maintenance Charge shall include the payment of salaries of the security personnel/agency and expenses for installation and operation and maintenance of any security equipment.


      HOUSE-KEEPING / GENERAL       Housekeeping staff shall clean, wash/mop,
      MAINTENANCE IN COMMON         and sweep the Land, and common areas and
      AREA & BASEMENT AREAS:        shall clean all facades of the Building and
                                    the Basements. The Maintenance Charge shall include salaries, wages, expenses and consumables used for housekeeping of the housekeeping staff.


      GENERAL LIGHTING IN           Lighting and illumination of the Land,
      COMMON AREAS:                 Building, common areas including corridors,
                                    terraces, basement, parking areas and
                                    lobbies. The Maintenance Charge shall
                                    include costs incurred by the Lessor towards repair/replacement of bulbs, tube lights, electrical fittings and other electrical equipment. The Lessor shall install a meters to record electricity consumption for the areas outside the Premises, including the exterior facade of the Premises.

      ANNUAL MAINTENANCE            Maintenance and operation of lifts including
      CONTRACTS INCLUDING           service elevators, generators, fire fighting
      REPAIR AND SERVICE:           systems, borewells, sumps, overhead water
                                    tanks, booster pumps / motors / de-watering systems, sewerage treatment plants, public address system in the Land, Building and common areas.

      ELECTRICAL SUPPLY             The Lessor shall ensure electricity supply
      AND MAINTENANCE:              of 950 KVA to the Premises supplied from
                                    KPTCL and from a captive electricity
                                    generation plant (D.G. back-up) located in the Land, maintenance of bus ducts, electrical panels, transformers etc., including repair and replacement and hire charges for the electricity meter in the Land, Building and Premises.

      MONTHLY SETTLEMENT OF         Water charges, electricity charges with
      COMMON AREA EXPENSES:         respect to the common areas, lobbies,
                                    basement parking, Land and Building common areas lighting.

      LANDSCAPING, GARDENING        Regular maintenance of landscaped gardens in
      AND ROADS:                    the Land, Building, common areas, the
                                    Premises and the Expansion Plot and
                                    maintenance of roads and paths within the Land and common areas and the Expansion
                                    Plot.

      CIVIL: Repairs of the Land, Building and common areas, white washing/painting of the Building and common areas as and when necessary.

      PEST CONTROL:                 Pest control with respect to the Land,
                                    Building, Premises and common areas.

      MAINTENANCE OF BORE           Maintenance, repairs and servicing of bore
      WELLS, SUMPS, OVERHEAD        well(s), sump(s), overhead water tank(s) and
      WATER TANKS IN                ensuring that all pumps, motor(s),
      COMMON AREAS:                 equipments etc., are in proper working
                                    condition.


      PROPERTY MANAGEMENT:          Fees payable to property managers, if any


      AIR-CONDITIONING AND          The Lessor shall provide a central air
      TEMPERATURE CONTROL           conditioning plant with multiple compressors
                                    with chilled water system to the Premises and shall maintain the Premises in the following condition:

                                    i)       Temperature of 23 degrees
                                             +/- 1 degree centigrade with
                                             relative humidity design factor for
                                             office areas;

                                    ii)      Data center/server room to have
                                             supply from a precision air
                                             conditioning plant as specified by
                                             the Lessor to achieve a temperature
                                             of 18 degrees +/- 1 degree
                                             centigrade.

                                    iii)     Adequate provisions to get fresh
                                             air supply into Premises either by
                                             natural means or via mechanical
                                             systems.

                                    The Lessor shall ensure uninterrupted
                                    air-conditioning supply in the event of a power failure through D.G. backup.

      DIESEL GENERATOR AND          The Lessor shall provide full and complete
      BACK-UP ELECTRICITY           alternate/back up power supply for the
      SUPPLY                        Premises on the immediate occurrence of any
                                    electricity failure to the Land, Building or Premises. The supply shall be through automated diesel generator sets, with switch time equal to or less than eight (8) seconds.

      SALARIES The Maintenance Charges shall include the salaries payable to all administrative and maintenance staff hired by the Lessor.

      WATER SUPPLY                  The Maintenance Charges include payment for
                                    water consumed in the Premises.

                                  SCHEDULE VIII
                               CONSENT CERTIFICATE


                               [Lessee Letterhead]


[Date]
[Details of the Lessor]


Dear [Name]

This is to certify that the Conditions mentioned in the Agreement to Build and Lease executed between Orchid Apartments Private Limited and Manhattan Associates India Development Centre Private Limited on November 19, 2004 have been fulfilled to our satisfaction and that consequently we consent to the commencement of the construction of the Building and the Premises.


------------------------------------
(authorised signatory)

                                   SCHEDULE IX
                            SATISFACTION CERTIFICATE

                               [Lessee Letterhead]

[Date]
[Details of the Lessor]

Dear [Name]

This is to certify that the Conditions Precedent mentioned in the Agreement to Build and Lease executed between Orchid Apartments Private Limited and Manhattan Associates India Development Centre Private Limited on November 19, 2004 have been fulfilled to our satisfaction.



------------------------------------
(authorised signatory)

                                   SCHEDULE X
                             SCHEDULE OF COMPETITORS


Access Data Systems
Accenture
Aldata
Ann Arbor Computer
Application Solutions
Applied Identification and Information Services
American Software
Applied Automation Techniques, Inc. (AAT)
Applied Tactical Systems (ATS)
Avexxis
BDM International
Cantoc
Catalyst International
CIM Vision
Computer Associates
Ciber
Cypress Associates
Data Collection Systems
Distribution Resources
EXE Technologies
Exeter Software Ltd.
FASCOR
Flo Thru Art
Flowtrack
Foxfire
Digiterra
Gateway Data Sciences Corporation
GE Information Services
Genco
Global Software
HK Systems
Haushahn Systems & Engineers
Harnischfegar Engineers
Highjump
Heyde
IMI
Infinity
Infoscan
Integrated Technologies Group, Inc.
Intentia
Interlink
Irista
J.D. Edwards
IRMS (Integrated Warehousing Solutions)
Kearney Systems Alpha & Omega
Oracle
Lily Software
LIS
LIOCS Corporation
Logility
MARC
MCBA
SSA
Management Technology International
Midgard
Mincron
OMI International, Inc.
Optum Software
PCS
Provia
Quantronix Inc.
QSSI
Red Prairie
Radio Beacon
Renaissance
Retek
RLM
RT Systems
Robocom Systems, Inc.
SAP
Savant
Scandata Systems
Somerset Automation
Sonica
Swisslog
Tecsys
TrakLink
Trident Systems
Uniteq
Vantageware
Viewlocity
Warehouse Automation
Western Atlas Material Handling Systems
Yantra

Manugistics
I2
G-Log
Nistevo
Elogex
NTE
Descartes
GT Nexus
LeanLogistics
Celarix
CarrierPoint
Schneider Logistis
Transplace

Any successor company to any company listed above.

Any new company formed by or a division of an existing company formed by or on behalf of an employee.

         [Architectural Sketch showing the Details of Plot No. 170, 171, & 172 of Epip I phase, White field]




                                      -46-